EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto
Executive Vice President &Chief Financial Officer
(845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY,
REPORTS EARNINGS FOR THE 2007 FIRST QUARTER

Orangeburg, NY, April 25, 2007 - U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), announced today that the Company’s net income for the three months ended March 31, 2007 was $6.7 million, or $0.30 per share (diluted), compared to $8.1 million, or $0.36 per share (diluted), for the three months ended March 31, 2006, a decrease of $1.4 million, or 16.9 percent. Return on average common stockholders’ equity was 11.95 percent for the 2007 first quarter.

Financial highlights as of and for the three months ended March 31, 2007 compared to the March 31, 2006 period are as follows:

•	Consolidated total assets increased $148.5 million, or 5.3 percent, to $2.9 billion.
•	Net loans increased $116.9 million, or 7.8 percent, to $1.6 billion.
•	Deposits increased $139.0 million, or 7.7 percent, to $1.9 billion.
•	Net interest margin on a fully tax equivalent basis declined 43 basis points to 3.16 percent, primarily due to an increase in funding costs.
•	Non-interest expenses increased $0.6 million, or 4.5 percent, to $13.6 million primarily due to a $0.4 million increase in stock option expense.

Thomas E. Hales, Chairman of the Board and Chief Executive Officer of the Company and the Bank, stated that, “The Company is experiencing increased competition for loans and deposits in its market area, while operating in an interest rate environment with a flat-to-inverted U.S. Treasury yield curve. The competitive market along with narrower interest rate spreads between interest earning assets and interest bearing liabilities has significantly contributed to the decrease in net income. We will continue to work towards increasing loans outstanding and managing our existing deposit relationships while obtaining new customer relationships, which will contribute to the long-term success of the Company and the benefit of our stockholders.”

Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, added that, “The anticipated opening of branches in Monroe, Orange County, and Croton-on-Hudson, Westchester County, New York, will assist the Bank in developing new customer relationships and support the long-term growth of the Company.”

Operating results for the three months ended March 31, 2007 are as follows:

Net interest income decreased 5.3 percent to $22.1 million for the 2007 first quarter compared to the 2006 first quarter. The primary reason for the decrease in net interest income was a 43 basis point decrease in the tax equivalent net interest margin. The decrease was partially offset by increases in average federal funds sold of $43.5 million, average securities of $43.8 million, and average net loans of $114.4 million. Total average interest earning assets increased $201.7 million, or 7.5 percent, for the three months ended March 31, 2007 compared to the three months ended March 31, 2006.

The net interest margin may continue to be negatively affected if the U.S. Treasury yield curve maintains an inverted position resulting in short-term interest rates at higher levels than medium- to long-term interest rates, or begins to flatten resulting in short-term interest rates at similar levels to medium- and long-term interest rates. If short-term interest rates were to decrease resulting in a steepening of the U.S. Treasury yield curve, the net interest margin would be positively affected.

The provision for credit losses increased to $347,000 in the first quarter of 2007 compared to $309,000 for the first quarter of 2006. The increase was primarily due to growth in net loans outstanding combined with a $370,000 increase in net charge-offs for the three months ended March 31, 2007 compared to the 2006 first quarter.

Non-interest income decreased $0.2 million to $1.7 million for the 2007 first quarter compared to the 2006 first quarter. The decrease was primarily due to decreases in loan prepayment fees and credit card related income.

Non-interest expenses increased $0.6 million, or 4.5 percent, to $13.6 million for the 2007 first quarter compared to the 2006 first quarter. The increase was primarily due to increases in salaries and employee benefits expense related to stock option expense and medical costs; professional fees related to a previous non-performing real estate construction loan held by the Bank’s wholly-owned subsidiary, Dutch Hill Realty Corp.; and occupancy and equipment expense from the opening of branch locations and maintenance contracts on new equipment purchased. The increase in non-interest expenses was partially offset by a decrease in advertising and business development expense primarily due to less advertising costs incurred. The effective rate for the provision for income taxes for the 2007 first quarter decreased to 32.4 percent from 32.6 percent compared to the 2006 first quarter.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 30 branches, of which 28 are located in Rockland, Westchester, and Orange Counties, New York, and one branch each in Stamford, Connecticut, and New York City, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.

SELECTED FINANCIAL INFORMATION — UNAUDITED
(in thousands, except ratios and share amounts)

	Three Months Ended
	March 31,
Consolidated summary of operations data:	2007	2006
Interest income	$46,667	$41,856
Interest expense	24,533	18,494
Net interest income	22,134	23,362
Provision for credit losses	347	309
Non-interest income	1,737	1,957
Non-interest expenses	13,557	12,968
Income before income taxes	9,967	12,042
Provision for income taxes	3,226	3,927
Net income	$6,741	$8,115

Consolidated common share data:
Basic earnings per share	$0.31	$0.37
Diluted earnings per share	0.30	0.36
Weighted average shares	21,902,371	21,723,833
Adjusted weighted average shares	22,564,980	22,724,986
Cash dividends per share	$0.15	$0.14

Selected income statement data for the period ended:
Return on average total assets	0.91%	1.16%
Return on average common stockholders’ equity	11.95%	15.73%
Efficiency ratio	55.34%	49.95%
Net interest spread - tax equivalent	2.96%	3.46%
Net interest margin - tax equivalent	3.16%	3.59%

	March 31,	December 31,	March 31,
Selected balance sheet data at period end:	2007	2006	2006
Securities available for sale, at estimated
fair value	$422,870	$431,294	$409,940
Securities held to maturity	750,874	751,948	746,790
Loans, net of unearned income	1,615,895	1,593,420	1,498,955
Allowance for loan losses	15,959	16,034	15,449
Total assets	2,948,197	2,923,247	2,799,686
Deposits	1,935,125	1,896,369	1,796,162
Borrowings	697,638	708,015	712,011
Subordinated debt issued in connection with corporation-obligated mandatory redeemable capital securities of subsidiary trusts	61,858	61,858	61,858
Stockholders’ equity	227,934	223,436	207,017
Tier 1 capital	$291,532	$287,232	$272,426
Book value per common share	$10.41	$10.20	$9.52
Common shares outstanding	21,905,092	21,902,023	21,753,733

Selected balance sheet financial ratios:
Leverage ratio	9.86%	9.75%	9.79%
Allowance for loan losses to total loans	0.99%	1.01%	1.03%
Non-performing assets to total assets	0.33%	0.34%	0.29%

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION — UNAUDITED

	Three Months Ended
	March 31,
	2007	2006
	(000’s)

ASSETS
Federal funds sold	$64,467	$20,954
Securities[1]	1,220,606	1,176,841
Loans[2]	1,592,661	1,478,222
Interest earning assets	2,877,734	2,676,017
Assets	$2,959,526	$2,787,752
LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$305,812	$313,746
Interest bearing deposits	1,659,949	1,550,149
Total deposits	1,965,761	1,863,895
Borrowings	701,279	638,403
Subordinated debt issued in connection
with corporation-obligated mandatory redeemable capital securities of subsidiary trusts	61,858	61,858
Interest bearing liabilities	2,423,086	2,250,410
Stockholders’ Equity	$225,631	$206,352
______________
[1]	Securities exclude the mark-to-market adjustment required by SFAS No. 115.

[2]
Loans are net of both the unearned income and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION — UNAUDITED

	Consolidated Balance Sheet Data
	at March 31,
	2007	2006
	(000's)
Commercial (time, demand, and installment) loans	$190,302	$174,279
Construction and real estate secured loans	473,152	377,064
Commercial mortgages	569,636	580,718
Residential mortgages	288,823	278,558
Home equity loans	83,829	79,967
Personal installment loans	1,864	1,572
Credit card loans	6,863	6,381
Other loans	3,301	3,043
Deferred commitment fees	1,875	2,627
Intangibles	2,296	3,517
Goodwill	1,380	1,380
Nonaccrual loans	9,620	8,128
Restructured loans	125	131
Reserve for unfunded loan commitments and
standby letters of credit	976	1,003
Non-interest bearing deposits	273,970	298,449
Interest bearing deposits	1,661,155	1,497,713

	Consolidated Income Statement Data for the
	Three Months Ended March 31,
	2007	2006
	(000's)
Interest income - tax equivalent	$47,295	$42,502
Net interest income - tax equivalent	22,762	24,008
Deposit service charges	820	829
Other income	917	1,128
Salaries and employee benefits expense	8,694	8,264
Occupancy and equipment expense	2,042	1,948
Advertising and business development expense	462	602
Professional fees expense	480	373
Communications expense	387	346
Stationery and printing expense	153	153
Amortization of intangibles	276	285
Other expense	1,063	997
Net charge-offs	497	127